Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com

Media Contacts
Anita S. Liskey, 312/466-4613
aliskey@cme.com

Investor Contact
John Peschier, 312/930-8491

FOR IMMEDIATE RELEASE

Chicago Mercantile Exchange Holdings Inc. Reports Record Volume and Revenues Driving a 61 Percent Increase in Diluted Earnings Per Share to $1.66 for the Second Quarter of 2004

CHICAGO, July 22, 2004 – Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and a 64 percent increase in net income for the second quarter of 2004 compared to the second quarter of last year, driven by strong volume growth in its benchmark products, particularly on CME’s GLOBEX® electronic trading platform, and continued growth from the company’s clearing processing agreement with the Chicago Board of Trade (CBOT). Net revenues climbed 31 percent to a record $187.0 million for the second quarter of this year, compared with $142.4 million for the same period of 2003. Net income was $57.3 million, versus $35.0 million for the second quarter last year. Earnings per diluted share rose 61 percent to $1.66 from $1.03 per diluted share for the year-earlier period.

Average daily volume was 3.3 million contracts for the second quarter of 2004, a 25 percent increase from the second quarter of last year. With average daily volume of 1.7 million contracts, trading on GLOBEX grew 65 percent in the second quarter of 2004 versus 2003 and represented 52 percent of total volume, compared with 40 percent for the same period a year ago. GLOBEX accounted for 54 percent of total volume in the month of June.

“Our continued strong performance during the second quarter was led by dramatic growth in Eurodollar futures on GLOBEX, where volume more than tripled from the first quarter of 2004,” said CME Chairman Terry Duffy. “In June, we traded an average of 655,000 Eurodollar contracts on GLOBEX per day, compared to 104,000 per day in January 2004. Volume in our interest rate quadrant, which was up 36 percent from the same period last year, was also positively impacted by anticipation of the initial rate hike by the Federal Reserve, which occurred at the end of the second quarter.”

“We are beginning to see the results of our efforts to expand distribution of our products through GLOBEX,” said CME Chief Executive Officer Craig Donohue. “This year, we launched telecommunications hubs in five European cities and initiated our European Incentive Plan in March. Through June, we have 27 proprietary trading firms trading under the plan. We expect to facilitate continued long-term growth of our markets through a number of innovative new initiatives to be rolled out later this year, including our recently-announced agreement with Reuters to provide access to CME’s eFX markets, the introduction of new functionality for trading Eurodollar futures and options on GLOBEX, and our OTC clearing and trade matching agreement with Tullett Liberty.”

*All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees than other CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Revenues from clearing and transaction fees from CME products increased 23 percent to $142.9 million for the second quarter of 2004, from $115.8 million for the same period of 2003. This category represented 76 percent of net revenues in the second quarter of 2004. Clearing and transaction services revenue, primarily related to our clearing agreement with CBOT, was $14.2 million for the quarter. Quotation data fees were $14.8 million for the second quarter of 2004, versus $13.6 million for the same period in 2003.

While net revenues increased 31 percent, expenses increased 9 percent to $90.7 million in the second quarter compared to $83.0 million in the year ago quarter. The company recorded expense of $1.6 million during the second quarter related to its annual stock option grant in mid-June. The company expects to record an expense of approximately $2.6 million of stock-based compensation in each of the next two quarters, which reflects the full quarterly effect of the recent grant.

Capital expenditures and capitalized software development costs were $22.8 million for the second quarter of 2004. CME’s working capital was $555.6 million at June 30, 2004, compared with $435.4 million at Dec. 31, 2003.

Income before income taxes was $96.3 million for the current quarter, an increase of 62 percent from $59.4 million for the year-earlier period. The company’s operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 51.5 percent for the second quarter of 2004, compared to 41.7 percent for the same period last year.

The company reported net income of $57.3 million, or $1.66 per diluted share, for the second quarter of 2004, compared to $35.0 million, or $1.03 cents per diluted share, for the same period in 2003. The company paid a dividend of 26 cents per common share, which totaled $8.8 million in June 2004.

Six-Month Results

For the first six months of 2004, net revenues increased 32 percent to $353.4 million from $268.4 million for the first half of 2003. Clearing and transaction fees improved 22 percent to $265.8 million from $218.2 million a year ago, benefiting from higher trading volume. Total operating expenses were $179.7 million for the first half of 2004, versus $165.3 million for the comparable period of 2003.

Capital expenditures and capitalized software development costs were $31.8 million for the first six months of 2004.

Income before taxes was $173.7 million for the first half of 2004, up 68 percent from $103.1 million for the same period a year ago. The operating margin was 49.2 percent for the first six months of 2004, compared with 38.4 percent for the year-earlier period.

The company reported record net income of $103.3 million, or $3.02 per diluted share, for the first six months of this year, compared with $61.1 million, or $1.81 per diluted share, for the first half of 2003. During the first half of the year, the company paid dividends totaling 52 cents per common share, which totaled $17.4 million.

CME will hold a conference call to discuss second quarter results at 8:30 a.m., Eastern Time today. A live audio Web cast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available after the call.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX® electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.6 billion per day in settlement payments in the first half of 2004 and managed $39.1 billion in collateral deposits as of June 30, 2004. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities and our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy and policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$222,344	$185,124
Collateral from securities lending activities	739,595	1,004,400
Short-term investments of interest earnings facilities	185,956	370,504
Marketable securities	266,706	256,538
Accounts receivable	81,648	52,972
Other current assets	51,753	21,589
Cash performance bonds and security deposits	2,028,056	2,832,252

Total Current Assets	3,576,058	4,723,379
Property, net of accumulated depreciation and amortization	123,892	118,203
Other Assets	33,417	31,054

TOTAL ASSETS	$3,733,367	$4,872,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,246	$24,690
Payable under securities lending agreements	739,595	1,004,400
Payable to participants in interest earnings facilities	185,956	370,504
Other current liabilities	49,601	56,129
Cash performance bonds and security deposits	2,028,056	2,832,252

Total Current Liabilities	3,020,454	4,287,975
Other Liabilities	20,274	21,666

Total Liabilities	3,040,728	4,309,641
Shareholders’ Equity	692,639	562,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,733,367	$4,872,636

Balance Sheet Items Excluding

Cash Performance Bonds and Security Deposits, Securities Lending and Interest Earnings Facilities1

	June 30, 2004	Dec. 31, 2003
Current assets	$622,451	$516,223
Total assets	779,760	665,480
Current liabilities	66,847	80,819
Total liabilities	87,121	102,485

1	Securities lending, cash performance bonds and security deposits, and interest earnings facilities are excluded from this presentation, as these current assets have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected on the consolidated balance sheets, or by depositing securities, which are not reflected on the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earnings facilities have been included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities are included on the consolidated financial statements of CME Holdings. These interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES
Clearing & transaction fees	$142,874	$115,808	$265,826	$218,207
Clearing & transaction services	14,173	180	26,651	360
Quotation data fees	14,796	13,570	30,286	25,369
Access fees	3,979	3,883	7,969	7,605
Communication fees	2,558	2,412	5,056	4,828
Investment income	2,768	2,164	5,865	3,310
Securities lending interest income	3,943	2,029	7,400	4,886
Other operating revenue	5,441	4,249	11,026	8,330

TOTAL REVENUES	190,532	144,295	360,079	272,895
Securities lending interest expense	(3,531)	(1,904)	(6,706)	(4,488)

NET REVENUES	187,001	142,391	353,373	268,407

EXPENSES
Compensation & benefits	40,630	37,970	81,210	71,214
Occupancy	6,823	6,294	13,528	12,575
Professional fees, outside services & licenses	8,847	7,561	16,930	14,939
Communications & computer & software maintenance	12,666	11,182	24,915	23,299
Depreciation & amortization	13,116	13,321	25,911	26,532
Marketing, advertising & public relations	2,467	1,534	4,981	7,136
Other operating expense	6,178	5,159	12,212	9,588

TOTAL EXPENSES	90,727	83,021	179,687	165,283

Income before income taxes	96,274	59,370	173,686	103,124
Income tax provision	(38,991)	(24,357)	(70,343)	(41,990)

NET INCOME	$57,283	$35,013	$103,343	$61,134

EARNINGS PER SHARE
Basic	$1.72	$1.07	$3.12	$1.88

Diluted	$1.66	$1.03	$3.02	$1.81

Weighted average number of common shares:
Basic	33,253,756	32,624,015	33,093,055	32,579,249
Diluted	34,448,257	33,867,000	34,247,521	33,865,296

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Average Daily Volume (Round Turns, in Thousands)

	2Q 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Interest rates	1,389	1,257	1,166	1,418	1,889
Equity E-mini	936	950	879	1,069	1,075
Equity standard-size	134	118	112	118	112
Foreign exchange	137	136	141	188	176
Commodities	34	38	35	37	41

Subtotal	2,630	2,499	2,333	2,830	3,293
TRAKRS	46	114	135	116	67

Total	2,676	2,613	2,468	2,946	3,360

Open outcry	1,548	1,398	1,281	1,446	1,534
Electronic (including TRAKRS)	1,087	1,175	1,155	1,461	1,787
Privately negotiated	41	40	32	39	39

Total	2,676	2,613	2,468	2,946	3,360

Transaction Fees (in Thousands)

	2Q2 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Interest rates	$47,174	$39,403	$37,099	$44,803	$64,815
Equity E-mini	39,692	40,533	38,513	45,950	47,456
Equity standard-size	10,641	9,329	8,809	9,077	8,826
Foreign exchange	16,235	16,300	16,076	20,784	19,297
Commodities	2,034	2,255	2,193	2,140	2,399

Subtotal	115,776	107,820	102,690	122,754	142,793
TRAKRS	32	26	59	198	81

Total	$115,808	$107,846	$102,749	$122,952	$142,874

Open outcry	$56,308	$47,831	$44,254	$47,553	$50,516
Electronic (including TRAKRS)	49,245	49,971	50,383	66,013	82,934
Privately negotiated	10,255	10,044	8,112	9,386	9,424

Total	$115,808	$107,846	$102,749	$122,952	$142,874

Average Rate Per Contract

	2Q2 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Interest rates	$0.54	$0.49	$0.50	$0.51	$0.54
Equity E-mini	0.67	0.67	0.68	0.69	0.70
Equity standard-size	1.26	1.23	1.23	1.24	1.25
Foreign exchange	1.89	1.88	1.79	1.78	1.74
Commodities	0.95	0.92	0.97	0.92	0.94

Average (excluding TRAKRS)	0.70	0.67	0.69	0.70	0.69
TRAKRS	0.011	0.004	0.007	0.028	0.019
Overall avg. rate per contract	$0.69	$0.65	$0.65	$0.67	$0.68

Open outcry	$0.58	$0.54	$0.54	$0.53	$0.52
Electronic (including TRAKRS)	0.72	0.66	0.68	0.73	0.74
Electronic (excluding TRAKRS)	0.75	0.74	0.77	0.79	0.77
Privately negotiated	4.00	3.95	3.93	3.90	3.78

Overall avg. rate per contract	$0.69	$0.65	$0.65	$0.67	$0.68

2	Second quarter 2003 transaction fees include a $2.5 million assessment to a clearing firm which primarily affected the rate per contract for interest rate contracts. Without this assessment, the interest rate contract rate per contract would have been 51.2 cents; the assessment increased it 2.7 cents to 53.9 cents. The overall rate per contract, excluding TRAKRS, would have been 68.4 cents, and was increased by 1.5 cents to 69.9 cents. Transaction fee assessments occur in the regular course of business.

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